SCHEDULE 14A
                           (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
         Securities Exchange Act of 1934 (Amendment No.    )

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]     Preliminary proxy statement
[X]     Definitive proxy statement
[ ]     Definitive additional materials
[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule
14a-12

                  DATAGUARD RECOVERY SERVICES, INC.
          (Name of Registrant as Specified in Its Charter)

                  DATAGUARD RECOVERY SERVICES, INC.
             (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [x]     $125 per Exchange Act Rule 0-11(c)(1)(ii),
14a-6(i)(1),
             14a-6(j)(3).
     [ ]     $500 per each party to the controversy pursuant to
             Exchange Act Rule 14a-6(i)(3).
     [ ]     Fee computed on table below per Exchange Act Rule
             14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

_________________________________________________________________
____

     (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________
____

     (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11:*

_________________________________________________________________
____

     (4)     Proposed maximum aggregate value of transaction:

_________________________________________________________________
____

[ ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)     Amount previously paid:

_________________________________________________________________
____

     (2)     Form, schedule or registration statement no.:

_________________________________________________________________
____

     (3)     Filing party:

_________________________________________________________________
____

     (4)     Date filed:

_________________________________________________________________
____

__________
*Set forth the amount on which the filing fee is calculated and state how it was determined.















                  DATAGUARD RECOVERY SERVICES, INC.

              Notice of Annual Meeting of Shareholders
                       To Be Held July 12, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of
Dataguard Recovery Services, Inc. (the "Corporation"), will be held at the Corporation's offices at 10301 Linn Station Road, Louisville, Kentucky, on Friday, July 12, 1996, at 10:00 a.m., local time, for the purposes of:

     (1)     Electing four directors.

     (2) Acting on a proposal to change the Corporation's name to
             Strategia Corporation.

     (3) Acting on a proposal to approve a 1-for-2 reverse stock split.

     (4)     Acting on a proposal to increase the number of common
shares the
             Corporation is authorized to issue from 6,000,000 to
15,000,000
             shares.

     (5) Transacting such other business as may properly be brought before the meeting or any adjournments thereof.

     All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy form and return it promptly so that your shares may be voted.

                                     By Order of the Board of
Directors



                                     Richard W. Smith
                                       President

Louisville, Kentucky
July 1, 1996




                       YOUR VOTE IS IMPORTANT

         Please date, sign and promptly return the enclosed proxy card in the accompanying postage paid envelope.


                  DATAGUARD RECOVERY SERVICES, INC.
                       10301 Linn Station Road
                     Louisville, Kentucky  40223


                PROXY STATEMENT FOR ANNUAL MEETING OF
                SHAREHOLDERS TO BE HELD July 12, 1996



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Dataguard Recovery Services, Inc. (the "Corporation"), a Kentucky corporation, of the accompanying proxy card for use at the Annual Meeting of Shareholders to be held on July 12, 1996, and at any adjourned meeting thereof (the "Annual Meeting").

     The close of business on May 17, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, the Corporation had 5,045,770 shares of Common Stock outstanding. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the Annual Meeting.

     This Proxy Statement and enclosed proxy card are first being sent or given to shareholders on or about July 1, 1996.

                    ACTION TO BE TAKEN BY PROXIES

     When the enclosed proxy card is properly executed and returned in the envelope provided, the shares represented by the proxy card will be voted at the Annual Meeting in accordance with the shareholder's instructions.
If no instructions are specified, such shares will be voted in favor of management's nominees to the Board of Directors.

     Each shareholder has one vote per share on all matters coming before the Annual Meeting, but in the election of directors, each shareholder may vote in the aggregate the number of shares held by him on the Record Date multiplied by the number of directors to be elected at the election. A shareholder may cast all his votes for one nominee, or he may distribute his votes among as many nominees as he chooses. The Board of Directors is soliciting discretionary authority for the proxy holders to cumulate votes in this fashion.

     A shareholder may revoke a proxy card at any time before its exercise by filing a written notice of revocation or a duly executed proxy card bearing a later date with the Secretary of the Corporation. The powers of proxy holders will be suspended if the person executing the proxy card attends the Annual Meeting in person and so requests. Attendance at the
Annual Meeting will not in itself constitute a revocation of the proxy appointment.


                        PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of the Record Date with respect to the shares of Common Stock owned (i) by each person known to the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock (ii) by each of the Corporation's directors and executive officers, and (iii) by all directors and officers as a group.
As of the Record Date, there were 5,045,770 outstanding shares of Common
Stock, which is the Corporation's only class of voting shares.

     Directors and                Number                Percent
     Executive Officers         of Shares(1)           of Class(2)
     John P. Snyder
     EPI Corporation
     9707 Shelbyville Rd.
     Louisville, KY  40223      2,006,532(3)              38.4%

     Richard W. Smith
     10301 Linn Station Rd.
     P. O. Box 37144
     Louisville, KY  40233        174,750(4)               3.4%

     James P. Buren
     10301 Linn Station Rd.
     P. O. Box 37144
     Louisville, KY  40233        171,657(5)               3.4%

     John A. Brenzel
     3501 Graham Rd.
     Louisville, KY  40207        142,538(6)               2.8%

     All current directors
     and officers as a
     group (4 persons)          2,495,477                 47.4%


     5% Beneficial Owners

     H. Joseph Schutte
     1410 Hadleigh Place
     Louisville, KY  40222        333,336(7)               6.5%

     EPI Corporation
     9707 Shelbyville Rd.
     Louisville, KY  40223      1,964,732(8)              37.8%

                                  Number                Percent
     5% Beneficial Owners       of Shares(1)           of Class(2)
     EPI Corporation,
     John P. Snyder,
     Max G. Baumgardner,
     James E. Buchart,
     J. Ben Cress,
     Robert H. Loeffler,
     Henry A. Schumpf,
     Grace W. Wilkins
     9707 Shelbyville Rd.
     Louisville, KY  40223       2,307,432(8)(9)          43.7%


(1) Based on information furnished to the Corporation by the named person, and information contained in filings with the Securities and Exchange Commission (the "Commission").
Under
        the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Shares of Common Stock subject to options or warrants that are or will become exercisable within 60 days or are subject to issuance upon the conversion of the Corporation's Series A Preferred Stock ("Series A Preferred") have been deemed outstanding for computing the percentage of class of the listed
        person or the group, but are not deemed outstanding for computing the percentage of class for any other person.

(3) Includes 1,964,732 shares of Common Stock beneficially owned by
        EPI Corporation.  (See footnote 8.)  Mr. Snyder is
President,
        a director, and largest single shareholder of EPI
Corporation.
        Mr. Snyder shares voting and investment power with respect to, and disclaims beneficial ownership of, the shares owned by EPI
        Corporation, which are included once in the shares beneficially owned by all directors and officers as a group.  Mr.
Snyder's
        total also includes 5,000 shares subject to currently exercisable stock options, 20,000 shares issuable upon the conversion of 2,500 shares of Series A Preferred, and 5,000 shares issuable upon the exercise of warrants.

(4) Includes 18,673 shares subject to currently exercisable stock options and 1,000 shares owned individually by Mr. Smith's wife.

(5) Includes 15,738 shares subject to currently exercisable stock options.

(6) Includes 5,000 shares subject to currently exercisable stock options.

(7)     Includes 53,336 shares issuable upon the conversion of
6,667
        shares of Series A Preferred and 13,334 shares issuable upon the exercise of warrants.

(8)     Includes 120,000 shares issuable upon the conversion of
15,000
        shares of Series A Preferred and 30,000 shares issuable upon the exercise of warrants.

(9) Includes 1,964,732 shares of Common Stock beneficially owned by
        EPI Corporation, for which the named individuals, as directors of EPI Corporation, share voting and investment power. The individual members of this group together own the majority of
        shares of EPI Corporation. Also includes 60,000 shares issuable upon the conversion of 7,500 shares of Series A Preferred, 15,000 shares issuable upon the exercise of warrants, 5,000 shares issuable upon the exercise of options,
        13,000 shares held as custodian or trustee for children, and
        6,000 shares held by spouses and children for which beneficial ownership is disclaimed.


                        ELECTION OF DIRECTORS

     The Corporation's Board of Directors consists of four members, all of whose terms expire at the Annual Meeting. The Corporation's four present directors, John A. Brenzel, James P. Buren, Richard W.
Smith,
and John P. Snyder, have been nominated for reelection as directors.

     Article 4 of the Corporation's Articles of Incorporation provides that the Board of Directors may consist of four to nine directors, the exact number to be fixed by the Board of Directors or the shareholders.
The term of any director elected by the Board to vacant directorships, whether created by increasing the number of directors or otherwise, between meetings of the shareholders to elect directors will expire at the next shareholders meeting at which the directors are elected.

     If any named nominee should refuse or be unable to serve, the Board of Directors believes the proxy holders will vote the shares represented by the enclosed proxy card for such substitute nominee, if any, as may be proposed by the Board of Directors. No circumstances are known, however, that would prevent any of the nominees from serving. The four candidates receiving the four highest vote totals under cumulative voting will be elected as directors at the Annual Meeting. Abstentions and broker non-votes will not be counted as a vote for any candidate.


                         BOARD OF DIRECTORS

     The following information is furnished as of the Record Date, with
respect to each person nominated for election as a director at the
1996
Annual Meeting. If elected, all directors will hold office until the
Corporation's next annual meeting of shareholders to be held in 1997, and until their successors are elected and qualified.

           Name                  Age      Position with the
Corporation
       Richard W. Smith         42      President and Director
       James P. Buren           57      Executive Vice President -
                                        Technology and Director
       John P. Snyder           57      Secretary and Director
       John A. Brenzel          55      Director

     Richard W. Smith has been President and a director of the Corporation since its inception in September 1984. Mr. Smith previously served as General Manager of PDW Computer Systems, Inc., which markets computer systems.

     James P. Buren has been Executive Vice President-Technology and a director of the Corporation since its inception in September 1984. From 1980 to 1984, Mr. Buren was President and sole shareholder of Buren & Company, Inc., a data processing consulting firm.

     John P. Snyder has been a director of the Corporation since
November 1984 and Secretary since 1985. During the past five years,
Mr. Snyder has served as President and Chairman of EPI Corporation, which currently operates 20 nursing homes.

     John A. Brenzel, a director of the Corporation since November 1984, is a business consultant. From January 1991 until June 1994, Mr.
Brenzel was President and Chief Executive Officer of Commonwealth
Bank
& Trust Company, Middletown, Kentucky. From 1984 to 1990, he was Chairman and Chief Executive Officer of Shelby County Trust Bank, Shelbyville, Kentucky.

     Richard W. Smith and James P. Buren are the Corporation's two executive officers.

Meetings and Committees

     The Corporation's Board of Directors has three standing committees, the Audit Committee, the Executive Compensation Committee, and the Stock Option Committee. The members of each of these committees are John A. Brenzel and John P. Snyder. The Audit Committee had one meeting in 1995. This committee reviews the audit plans and the results of audits performed by its independent certified public accountants. The Executive Compensation Committee, which determines the compensation of the Corporation's executive officers, and the Stock
Option Committee, which administers the 1988 Stock Option Plan and the
1990 Stock Grant Plan, met four times in 1995.

     The Corporation's Board of Directors had six meetings during 1995.
All directors attended these meetings.

     The Board of Directors considers the nomination of directors but does not have a standing committee. The following is the provision in the Corporation's Bylaws regarding the nomination of directors by shareholders:

                 2.4 Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder. Any shareholder who intends to nominate
             or to cause to have nominated any candidate for election
             to the Board of Directors (other than a candidate nominated by the Board of Directors) shall deliver or mail
             written notification of the nomination to the Secretary of the Corporation not less than three days after the giving
             of the notice of the meeting nor more than fifty days before any meeting of shareholders held for the election
             of directors. Any such notification shall contain the following information to the extent known to the notifying
             shareholder or shareholders:

               (a)     the name and address of each proposed
nominee;

               (b) the principal occupation of each proposed nominee;

               (c)     the total number of shares that to the
knowledge
             of the notifying shareholder or shareholders will be voted for each proposed nominee;

               (d)     the name and residence address of each
notifying
             shareholder; and

               (e) the number of shares owned by each notifying shareholder.

             The chairman of any meeting of shareholders held for the
             election of directors may in his discretion disregard any
             votes cast for any nominee whose nomination was not made
             in accordance with these nomination provisions.



                       EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation earned by the
Corporation's two executive officers for each of the last three fiscal years.


                            Annual Compensation         Long-Term
Name and                                 Other Annual  Compensation
Principal Position Year Salary   Bonus   Compensation  Stock
Options#
Richard W. Smith,  1995 $103,500 $ 28,437    $6,000        50,000
  President        1994   99,000      366     6,000             0
                   1993   99,000        0     6,000             0

James P. Buren,    1995 $ 93,000 $ 14,788    $6,000        35,000
  Executive Vice-  1994   89,000        0     6,000             0
  President        1993   89,000    6,335     6,000             0

     The Corporation currently does not have a retirement plan for its officers and employees.

Stock Options

     The following table sets forth information relating to grants of stock options to the Corporation's two executive officers during 1995.
The
option exercise price is $.6875, which was the market price of the Common
Stock on October 1, 1995, the date of the grant.







                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             Individual Grants


Exercise
                  Number of Securities  % of Total Options/  or
Base


                  Underlying Options/   SARs Granted to      Price

Expiration
Name              SARs Granted          Employees in 1995    ($/sh)
    Date
Richard W. Smith      50,000                  58.8%          $.6875
 10/1/2005

James P. Buren        35,000                  41.2%          $.6875
 10/1/2005

     The following table sets forth as of December 31, 1995 the value of unexercised options granted to the Corporation's two executive officers.
In 1995, no options were exercised by either officer under the 1988
Plan.
The average of the closing bid and asked price of the Common Stock on
December 31, 1995 was $.66 per share.

                       Number of Shares Subject          Value of
                        to Unexercised Options          Unexercised
     Name            Exercisable    Unexercisable  In-the-Money
Options
Richard W. Smith       18,673          50,000            $  788.54
James P. Buren         15,738          35,000            $  539.50




Director Compensation

     Under the Corporation's 1988 Stock Option Plan, nonemployee directors first elected after May 15, 1989 are awarded options for 5,000 shares of
Common Stock on the May 15th following election to the Board by the Corporation's shareholders, and each nonemployee director in office on May
15, 1989 or May 15th of any succeeding year automatically receives an option for 1,000 shares of Common Stock. The exercise price for options granted to nonemployee directors is the fair market value of the Common Stock on the date of grant, and options for approximately one-third of the shares become exercisable on May 15th of each of the first three years following grant. Options granted to nonemployee directors have a term of ten years.

     An automatic grant of options to acquire 1,000 shares of Common
Stock at an exercise price of $.63 per share was granted to each of Mr.
Brenzel and Mr. Snyder under the 1988 Plan during 1995. No options were exercised in 1995.

     Other than the issuance of stock options, the Corporation did not pay its directors for attendance at regularly scheduled board meetings in 1995. The Corporation has not determined its director compensation policy for 1996.


                             CERTAIN TRANSACTIONS

     In 1992, EPI Corporation loaned $300,000 to the Corporation to finance
the Corporation's purchase of certain equipment to be installed in its
computer center.  On January 17, 1995, EPI extended an additional
$500,000
in credit under the loan to assist in financing the Corporation's purchase of certain assets of Societe Twinsys, SA, a French disaster recovery company. The loan bears interest at an annual rate of 1.5% above the
"prime rate" as published in The Wall Street Journal. The current interest rate is 9.75%. The term of the loan is 90 days and has been renewed for additional 90-day terms through April 10, 1996. The Corporation granted a second mortgage on its real estate to EPI Corporation to secure the loan.
The preexisting first mortgage is held by a commercial bank. The Corporation also issued 30,000 shares of Common Stock to EPI Corporation when the loan was originally made in 1992, and has issued 2,000 shares of
Common Stock per $100,000 outstanding principal balance of the loan upon each renewal of the loan for an additional 90-day term. John P. Snyder, a director of the Corporation, is President, a director and the largest shareholder of EPI Corporation.

     On May 30, 1996, the Board of Directors authorized 100,000 shares of the Corporation's Preferred Stock be designated as Preferred Stock, Series
AA ("Series AA Preferred"), with a stated value of $10.00 per share. The
Series AA provides for an annual dividend of 8%, compared to 11.5% on the
Series A Preferred.  The new Series AA Preferred, like the current
Series A
Preferred, is convertible into 8 shares of Common Stock for 5 years after issuance, and the limitations, preferences, and relative rights of the
Series AA Preferred are otherwise identical to those of the Series
A
Preferred. In addition, the Board has also authorized the issuance of a five-year warrant to purchase two shares of Common Stock (a "New Warrant") to accompany each share of Series AA Preferred. The initial exercise price per share of Common Stock subject to the New Warrant is $1.25 and increases by $.25 per year to $2.25 per share during the fifth year.

     The Board has authorized the Series AA Preferred and New Warrants for possible issuance in connection with a plan to restructure certain of its current obligations to certain Common and Series A shareholders, who include directors of the Corporation, EPI Corporation and certain of EPI's directors. The Corporation has offered to issue one share of Series AA
Preferred and a New Warrant to its current Series A Preferred shareholders and certain shareholders who hold promissory notes of the Corporation (the
"Shareholder Notes") in lieu of (i) each $10.00 of accrued, unpaid dividends payable on the Series A Preferred, and (ii) each $10.00 of principal and interest payable on the Shareholder Notes. As of June 30,
1996 accrued and unpaid dividends on the Series A Preferred totalled
$59,756 and principal and interest on the Shareholder Notes totalled
$234,344. In addition, the Corporation has offered to exchange each outstanding share of Series A Preferred and the outstanding five-year warrant to purchase two shares of Common Stock that was originally issued with each Series A Preferred share (an "Old Warrant") for one share of
Series AA Preferred and one New Warrant. The Old Warrants and the conversion rights of the Series A Preferred expire during December 1996 and
January 1997. If these offers are accepted, the Corporation would reduce the amount of its obligations to shareholders and the future dividend rate payable on Preferred Stock, while shareholders who have provided necessary capital to the Corporation in past years will have an additional period in which to convert their Preferred Stock and exercise their

Warrants.

                              PROPOSAL TO CHANGE NAME

     The Board of Directors is submitting a proposal to amend
Article 1 of
the Corporation's Articles of Incorporation so that it would read in its entirety as follows:

          1.  Name.  The Corporation's name shall be Strategia
Corporation.

     The Board of Directors believes that the proposed name change will help promote the identification of the Corporation as a provider of a full range of information and computer-related services beyond the computer disaster recovery business.

     The proposed name change will be approved if more votes are cast for than against the proposal at a shareholder's meeting at which a majority of the outstanding shares of Common Stock is represented. Abstentions will be counted as shares represented at the Annual Meeting but not as votes either for or against the proposed name change. Broker nonvotes will not be counted as shares represented at the Annual Meeting or as votes either for or against the proposal.

     The Board of Directors recommends that the shareholders vote
"FOR" the
proposed name change.

                            PROPOSAL TO EFFECT REVERSE STOCK SPLIT

     The Board of Directors is submitting proposals to amend and restate the Corporation's Articles of Incorporation (i) to effect a 1-for-2 reverse stock split (the "Reverse Stock Split") in which every two of the Corporation's presently issued and outstanding shares of Common Stock would be automatically changed into one share and cash would be paid in lieu of any fractional share, and (ii) to increase the number of shares of Common
Stock the Corporation is authorized to issue from 6 million to 15 million shares. See "Proposal to Authorize Additional Shares of Common Stock."
The proposals were adopted by the Board on June 21, 1996 and are subject to approval by the Corporation's shareholders.

Reasons for the Reverse Stock Split

     The Common Stock is currently traded on the over-the counter market, but is not listed on either an exchange or the Nasdaq Stock Market. The
Board of Directors believes that it would be advantageous for the Common
Stock to trade on the Nasdaq Stock Market, and preferably the Nasdaq
National Market, because, in the Board's view, the Nasdaq National Market possesses higher visibility and prestige in the financial community and the investing public. In addition, listing on the Nasdaq National Market would qualify trading in the Common Stock to be exempt from registration under the
"Blue Sky" securities laws in many states.

     The Nasdaq National Market listing standards include a minimum bid price per share of $5.00, while the Nasdaq Small-Cap Market listing standards include a minimum bid price per share of $3.00. As of June 19,
1996, the closing bid price for the Common Stock was $2.44 per share, below the minimum bid price per share requirement for both the Nasdaq National
Market and Small-Cap Market. The reverse stock split would decrease the number of shares outstanding and presumably increase the per share market price for the Common Stock. However, there can be no assurance that the price of the Common Stock after the reverse split actually will increase in an amount proportionate to the decrease in the number of outstanding shares or which would meet the minimum bid price requirement for either the
Nasdaq National Market or Small-Cap Market.

     The Corporation is currently considering issuing additional shares of the Common Stock in a public offering. As currently contemplated, the offering under consideration would involve approximately 1.5 million units comprised of one post-split share and a warrant to purchase one post-split share. It is anticipated that if the proposed reverse Stock Split is approved, and a public offering of the size currently under contemplation is successfully completed, the Common Stock would meet the criteria for listing on the Nasdaq Small-Cap Market, and possibly on the Nasdaq National
Market. In conjunction with the possible offering, the Corporation would apply to list its Common Stock on the Nasdaq Stock Market. While the
Corporation expects that the price of its Common Stock will rise as a consequence of the Reverse Stock Split to a level sufficient to satisfy the
$3.00 per share minimum bid price for listing on the Nasdaq
Small-Cap
Market, there can be no assurance that the $5.00 per share minimum bid price for listing on the Nasdaq National Market can be attained. Moreover, there can be no assurance that if attained, either of these price levels will be maintained. There can also be no assurance that the Corporation will be successful in either completing an offering of its Common Stock or in applying for the listing of the Common Stock for trading on either
Nasdaq Market. The Reverse Stock Split is not contingent upon completion on a public offering of the Common Stock.

The Reverse Stock Split

     Upon the filing of articles of amendment by the Kentucky
Secretary of
State, the Reverse Stock Split will become effective at a subsequent time and date specified in the articles of the amendment as filed (the "Effective Time"). At the Effective Time, each presently issued and outstanding share of Common Stock ("Old Common Stock") will be automatically converted into one-half share of post-split Common Stock
("New Common Stock").

     The Corporation will not issue fractional shares as a result of the
 Reverse Stock Split and will pay cash in the amount of the fair value of any fractional interests. The Board of Directors has determined that the fair value of a fractional interest of the New Common Stock will be such fraction multiplied by two times the average of the bid and asked prices reported by the National Quotation Bureau, Inc. at the close of business on the five trading days immediately preceding the Effective Time.

     Appraisal rights will not be available to dissenting shareholders under Kentucky law with respect to the approval of the reverse split or the payment of cash for fractional shares resulting therefrom.

Principal Effects of the Proposal

     At the Effective Time, all holders of record of the Corporation's Old
Common Stock, without further action on their part, will hold one share of
New Common Stock in place of two shares of Old Common Stock held by them on that date. All stock certificates outstanding on that date will be deemed to represent the appropriate number of shares of New Common Stock, as adjusted for the Reverse Stock Split. Based upon the 5,045, 770 shares of Common Stock outstanding on the Record Date, the Reverse Stock Split would decrease the outstanding shares of Common Stock by approximately 50%, and thereafter approximately 2,522,500 shares of New Common Stock would be outstanding. The reverse stock split will not affect any stockholder's proportionate equity interest in the Corporation, subject to the provisions for the elimination of fractional shares as described above.

     All outstanding stock options and warrants will, by their terms, be automatically adjusted to reflect the Reverse Stock Split. The conversion terms of the Corporation's outstanding shares of Preferred Stock will also be adjusted to reflect the Reverse Stock Split. Except for the effect of the elimination of fractional shares, the proposed Reverse Stock Split would not otherwise affect any stockholder's proportionate equity interest in the Corporation.

Exchange of Certificates

     As a result of the Reverse Stock Split, each Old Common Stock certificate will automatically be deemed for all corporate purposes after the Effective Time to represent the number of whole shares of New Common
Stock equal to one-half of the number of whole shares of Old Common Stock represented by the certificate. In addition, if such number of shares of
Old Common Stock is not evenly divisible by two, such Old Common Stock certificate, after the Effective Time, the right to receive cash in lieu of a fractional share of New Common Stock.

     Shareholders will be requested to exchange their certificates representing shares of Common Stock held before the Reverse Stock Split for new certificates representing shares of Common Stock issued as a result of the Reverse Stock Split. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the
Effective Time by the Corporation's transfer agent.

     No fractional shares of New Common Stock will be issued to any stockholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a cash payment in lieu thereof equal to the Fair Value of such fractional share. Holders of less than two shares of Old Common Stock (if any) will, as a result of the Reverse Stock Split, no longer be shareholders of the Corporation as of the Effective Time.

     Shareholders should not submit any stock certificates until required to do so.

Federal Income Tax Consequences

     The following description of federal income tax consequences of the
Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies) or persons who receive stock as a compensation for services.
Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

     Shareholders who own two or more shares of the Old Common Stock and whose holdings are evenly divisible by two, and who therefore receive only a reduced number of shares of New Common Stock in exchange for their Old
Common Stock, will not recognize gain or loss as a result of the Reverse
Stock Split. The holding period of the shares will include a stockholder's holding period for the shares exchanged therefor, provided such shares were held as capital assets. The total basis of the shares received will be the same as the total basis of the shares exchanged therefor.

     Shareholders who own fewer than two shares of Old Common Stock and who receive the Fair Value in cash in exchange for their shares will recognize gain equal to the amount, if any, by which the cash received exceeds their adjusted basis in their shares, or loss equal to the amount by which the cash received is less than such adjusted basis. Such gain or loss will be characterized as capital gain or loss if the shares were held as capital assets and the transaction results in a reduction in such stockholder's percentage ownership interest in the Corporation (including, for this purpose, shares constructively owned). Any such capital gain or loss will generally constitute long-term or short-term capital gain or loss depending on such stockholder's holding period for his shares of stock.

     Shareholders who own more than two shares and who receive both shares and cash in lieu of fractional shares will measure the difference between (i) the amount of cash received plus the fair market value of the shares received and (ii) the adjusted basis of the shares converted. Any gain realized will be recognized, but only to the extent of cash received. No loss will be recognized. Such gain may be characterized as capital gain and long-term or short-term, subject to the factors described in the immediately preceding paragraph. The basis of the shares received will be the same as the basis of the shares exchanged, increased by the amount of any gain recognized and decreased by the amount of any cash received. The holding period of the shares will include a stockholder's holding period for the shares exchanged therefore, provided that the Old Common Stock was held as a capital asset.

Recommendation

     Approval of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote.
Therefore, abstentions and broker nonvotes will have the effect of votes against the Reverse Stock Split.

     The Board of Directors recommends that shareholders for "FOR" the proposed Reverse Stock Split.

          PROPOSAL TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK

     The Board of Directors is also submitting a proposal (the "Amendment") to amend Article 2 of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock from 6,000,000 to
15,000,000 shares. As amended, Article 2 would not alter any provision governing the issuance of Common Stock and Preferred Stock except for the number of shares authorized to be issued.

Proposed Article 2 reads in its entirety as follows:

         2. Authorized Capital Stock. The aggregate number of
       shares the Corporation shall have authority to issue shall be seventeen million (17,000,000) shares divided into (a) one million eight hundred thousand (1,800,000) shares of preferred stock

       ("Preferred Stock") with such preferences, limitations, and relative rights as may be determined by the Board of Directors pursuant to
       Article 3(a) and which may be divided and issued in series;
(b) one
       hundred thousand (100,000) shares of Preferred Stock, Series
A
       ("Series A Preferred"), (c) one hundred thousand (100,000) shares of
       Preferred Stock, Series AA ("Series Aa Preferred"), and (d) fifteen million (15,000,000) shares of common stock ("Common
Stock").

     The Corporation currently has authorized 6,000,000 shares of
Common
Stock, 1,800,000 shares of "blank check" preferred stock, 100,000 shares of
Series A Preferred, and 100,000 shares of Series AA Preferred.  As of May
17, 1996, there were 5,045,770 shares of Common Stock issued,
34,167 shares
of Series A Preferred, and no share of Series AA Preferred issued
and
 outstanding.  Of the remaining authorized but unissued shares of
Common
Stock, 494,349 shares are reserved for the following uses: (i)
136,679
shares subject to employee stock options; (ii) 16,000 shares subject to
director stock options (including automatic awards in 1996); (iii)
68,334
shares issuable upon the exercise of warrants held by Series A Preferred shareholders; and (iv) 273,336 shares issuable upon the conversion of
Series A Preferred.  The Board of Directors recently authorized the
Series
AA Preferred for possible issuance in connection with a plan to restructure certain of its obligations to the Corporation's Common and Series
A
shareholders.  See "Certain Transactions."

     The Corporation desires to have the additional authorized shares of
Common Stock available for issuance as the need arises in connection with equity financings, future acquisitions, combinations, stock distributions, stock splits, stock dividends, employee benefit plans and other corporate purposes.

     The additional authorized shares would be issuable by the Corporation without further authorization by shareholders on such terms as the Corporation's Board of Directors may lawfully determine. The effect of the authorization and issuance of additional shares of Common Stock (other than on a pro rata basis among holders of Common Stock) will be to dilute the present voting power of some or all holders of Common Stock. In some circumstances, issuance of additional shares of Common Stock could result in the dilution of the net income per share, net book value per share, and voting rights of Common Stock currently outstanding. Holders of Common
Stock have no preemptive rights.

     The additional authorized shares would increase the number of shares that, in addition to the general corporate uses discussed above, could potentially be issued to the Corporation's shareholders or others without further shareholder approval. The effect of such issuance could be to discourage the accumulation of substantial amounts of Common Stock by an acquirer as a prelude to an attempted takeover, significant corporate restructuring, proxy fight or partial tender offer. Shares of authorized but unissued Common Stock or Preferred Stock could (within the limits imposed by applicable law) be issued to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or any alteration, amendment or repeal of certain of the Corporation's

Articles, would not receive the required shareholder vote.

     Accordingly, the power to issue a greater number of shares, in addition to the other corporate purposes listed above, could enable the
Board of Directors to make more difficult the replacement of incumbent directors or the accomplishment of certain business combinations opposed by the Board. The Amendment also could enhance the Board's ability to maintain incumbent management or to discourage or defeat proposals that, while not in the shareholders' best interest in the view of the Board of
Directors, might be viewed as favorable by the holders of the majority of the Corporation's shares of Common Stock. The Board of Directors believes that the proposed Amendment further strengthens the Corporation's ability to provide management stability, enhances long-range corporate planning, and could allow the Board more time for evaluation of and response to any acquisition proposals that may be made.

     The Amendment will be approved if more votes are cast for than against the Amendment at a shareholders meeting at which a majority of the shares of Common Stock entitled to vote is represented. Abstentions will be counted as shares represented at the Annual Meeting but not as votes either for or against the Amendment. Broker nonvotes will not be counted as shares represented at the Annual Meeting or as votes either for or against the Amendment.

             THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                          VOTE "FOR" THE AMENDMENT.


             INFORMATION CONCERNING INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, Certified Public Accountants, served as independent auditors for the Corporation in 1995. Representatives of Ernst
& Young LLP, will be present at the 1996 Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                               GENERAL

Proposals of Shareholders

     Any proposals by shareholders to be presented at the 1997
Annual
Meeting must be received by the Secretary of the Corporation prior to
December 2, 1996, to be included in the Proxy Statement for the 1997 Annual
Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who beneficially own more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the
Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a)
forms that they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Form 5s were required, the Corporation believes that during fiscal
1995, all the Reporting Persons complied with all applicable filing requirements, except that EPI Corporation, John P. Snyder, Max G. Baumgardner, J. Ben Cress, Robert H. Loeffler, Grace B. Wilkins, James E.
Buchart and Henry Schumpf each filed a Form 4 report with respect to one transaction by EPI Corporation in May 1995 after the Form 4 was due. Mr.
Buchart's Form 4 also covered a transaction by him which would not otherwise have been reportable but for the transactions by EPI Corporation.

Other Matters

     All expenses of preparing, printing, mailing, and delivering the proxy card and all materials used in the solicitation of proxy cards will be borne by the Corporation. In addition to the use of the mail, proxy cards may be solicited by personal interview, telephone, and telegraph by directors, officers, and other employees of the Corporation, none of whom will receive additional compensation for such services. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's Common
Stock held of record by them and will pay reasonable expenses of these persons for forwarding the soliciting materials.

     The officers and directors of the Corporation do not know of any matters to be presented for shareholder approval at the meeting other than those described in this Proxy Statement. If any other matters should come before the meeting, the Board of Directors intends that the persons named in the enclosed proxy card, or their substitutes, will vote the shares represented by the proxy card in accordance with their best judgment on such matters.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following periodic reports filed by the Corporation (File
No.
0-21662) with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

     1.  Annual Report on Form 10-KSB for the fiscal year ended
December
         31, 1995, as amended by Form 10-KSB/A filed May 10, 1996;
and

     2.  Quarterly Report on From 10-QSB for the fiscal year ended
March
         31, 1996.

     A copy of any of Corporation's reports listed above will be furnished
without charge to shareholders as of the record date upon written request
to the Secretary, Dataguard Recovery Services, Inc., 10301 Linn
Station
Road, P. O. Box 37144, Louisville, Kentucky 40233-7144, telephone
(502)
426-3434.


                                     By Order of the Board of
Directors

                                     John P. Snyder, Secretary


Louisville, Kentucky
July 1, 1996









                  DATAGUARD RECOVERY SERVICES, INC.

         Proxy Card for 1996 Annual Meeting of Stockholders

       THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Marcia G. Bishop and Leigh Ann

Dauphinais or either of them (with full power to act alone), as proxy, with the President of Dataguard Recovery Services, Inc. (the "Corporation"), having the power to appoint a proxy's substitute, to represent me and to vote all of the shares of the Corporation held of record or which I am otherwise entitled to vote, at the close of business on
May 17, 1996, at the 1996 Annual Meeting of Shareholders to be held at the
Corporations main offices at 10301 Linn Station Road, Louisville, Kentucky, on Friday, July 12, 1996, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as indicated herein.

THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE
VOTED AS
SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT.
IF NO
INSTRUCTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY CARD
WILL BE
VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 OR CUMULATIVELY, IN THE
BOARD OF
DIRECTORS' DISCRETION, AND "FOR" ITEMS 2,3 AND 4.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
ALL OF THE NOMINEES LISTED IN ITEM 1, AND     Please mark    _____
"FOR" ITEMS 2, 3 AND 4.                       your votes as
                                              indicated in     X
                                              this example.  _____


1.  ELECTION OF DIRECTORS          John A. Brenzel, James P. Buren,

                                   Richard W. Smith, and John P.
Snyder
FOR all nominees   WITHHOLD
(except otherwise  AUTHORITY       (INSTRUCTION:  To withhold
authority
 indicated on the  to vote for      to vote for any individual
nominee,
 line at right).   all nominees.    write the nominee's name on the

     _____            _____         line below.)

     _____            _____
___________________________________

2.  NAME CHANGE.  Proposal to
change the Corporation's name
to Strategia Corporation.

     FOR   AGAINST  ABSTAIN
    _____   _____    _____


    _____   _____    _____

3.  REVERSE STOCK SPLIT.  Proposal
    to change each share of Common
    Stock currently outstanding
    into one-half share of Common
    Stock.

     FOR   AGAINST  ABSTAIN
    _____   _____    _____


    _____   _____    _____


4.  INCREASE IN AUTHORIZED SHARES.
    Proposal to increase the number of
    common shares the Corporation is
    authorized to issue from 6,000,000
    to 15,000,000 shares.

     FOR   AGAINST  ABSTAIN
    _____   _____    _____


    _____   _____    _____

5.  OTHER BUSINESS.  In their discretion,
    the proxies are authorized to act
    upon such other matters as may
    properly be brought before the Annual
    Meeting or any adjournment thereof.


                         Please sign exactly as name appears at
left.
                         When shares are held by joint tenants,
both
                         should sign.  When signing as attorney,
                         executor, administrator, trustee, or
guardian,
                         please give full  title as such.  If a
                         corporation, please sign in full corporate name by President or other authorized officer.
                         If a partnership, please sign in
partnership
                         name by authorized person.

                         Dated:  ________________________________,
1996



______________________________________________
                         Signature


______________________________________________
                         Additional signature, if held jointly

                         PLEASE MARK, SIGN DATE AND RETURN THIS
PROXY
                         CARD PROMPTLY USING THE ENCLOSED ENVELOPE.